Phillips Edison Grocery Center REIT I 8-K

Exhibit 99.1

REIT ONE INVESTOR CALL SCRIPT 5.22.2017

To be posted to Phillips Edison and PECO REIT I websites on Monday, May 22 2017 at 3:00 p.m. Eastern time.

MARK

Hello and good afternoon everyone. I am Mark Addy, President and Chief Operating Officer of Phillips Edison Grocery Center REIT One. Thank you for joining us on today’s webinar to discuss Phillips Edison Grocery Center REIT One’s proposed acquisition of Phillips Edison Limited Partnership.

Before we begin, I would like to remind you that statements made during this call may contain forward-looking statements, which are subject to various risks and uncertainties. Please refer to SLIDES 2 and 3 for additional disclosure and direction on where you can find more information regarding potential risks. In addition, we will also refer today to certain non-GAAP financial measures, including funds from operations, or F-F-O, and Same Store Net Operating Income, or S-S-N-O-I. Further information regarding our use of these measures and reconciliations of these measures to our GAAP results are available in our SEC Filings, as well as the end of this presentation.

For more information, please refer to the form 8-K which will be filed with the SEC today, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Also, please note that during this call we will be referring to Phillips Edison Grocery Center REIT One, as “PECO ONE” and we will be referring to Phillips Edison Limited Partnership as “PELP.”

SLIDE 4 outlines today’s agenda. We will start with a review of the transaction, then move to an overview of PELP, then speak to the pro forma combined company, and finally I will address how all of this impacts our liquidity.

Turning to SLIDE 5, on May 19, 2017, PECO ONE announced that it entered into a definitive contribution agreement to acquire the real estate assets and the asset management business of its sponsor and external advisor, PELP, in a stock and cash transaction valued at approximately $1 billion. This strategic acquisition will result in the largest internally-managed, non-traded grocery-anchored shopping center REIT in the U.S.

PELP was founded in 1991, and since its inception, has been focused on grocery-anchored shopping centers. Currently there are two major parts to PELP’s business – one part owns shopping centers, and the other provides real estate asset management services to PELP’s wholly owned properties as well as to a number of third parties, including PECO ONE. A snapshot of the company is provided on Slide 5.

When the transaction is complete, as you will see on SLIDE 6, PECO ONE will own 230 shopping centers, and also own an asset manager which will provide services to PECO ONE’s wholly owned properties, as well as additional third party properties.

SLIDE 7, provides some details on the two entities before the merger. PECO I is currently an externally managed non-traded REIT with estimated $3.0 billion total enterprise value. It owns 154 shopping centers with 16.8 million square feet of gross leasable area. It’s IPO closed in 2014; raising $1.75B.

PELP is a vertically integrated owner and operator of 76 shopping centers that has been exclusively focused on grocery-anchored shopping centers since inception in 1991. PELP also has an asset management platform which advises approximately $4.9B of grocery-anchored shopping center assets, including PECO ONE.

As you will see on SLIDE 8, the resulting company will have a total enterprise value of approximately $4.0 billion, and will be exclusively focused on grocery-anchored shopping centers – just like we are in PECO ONE.

The combined company will own a high-quality, nationally-diversified portfolio of 230 shopping centers located in 32 states, with over 25.5 million square feet of Gross Leasable Area, or G-L-A.

Additionally, we are acquiring PELP’s asset management business, which manages over $1.9 billion of third party real estate and which generates annual revenue of approximately $25 million.

The transaction, which is expected to close during the fourth quarter of 2017, will provide for meaningful synergies including:

•	A projected accretion of 8 to 10 percent for pro forma F-F-O, per share for the first quarter of 2017 compared to standalone PECO ONE for the same period

•	Secondly, our estimated pro forma dividend coverage is expected to exceed 100 percent on an F-F-O to total dividends basis, which would be up from 92 percent for standalone PECO ONE for the first quarter of 2017

•	Importantly, now that we will be an internally managed REIT, we will be much better positioned for capital market opportunities, which include a potential future liquidity event

Now, turning to SLIDE 9. In exchange for PELP’s 76 shopping centers and asset management business, PELP will receive approximately 45.2 million operating partnership units, or “O-P units”, in PECO ONE’s operating partnership, Phillips Edison Grocery Center Operating Partnership One, L.P., as well as $50.0 million in cash. Additionally, PECO ONE will assume or refinance $501 million of PELP’s debt. This brings the total value of the transaction to approximately $1.0 billion.

It is important to note, that this transaction does not include any internalization fees, meaning that no fees will be paid in respect of ongoing management advisory services provided by PELP to PECO ONE. Additionally, PECO ONE’s management is NOT receiving ANY cash consideration. In fact, 100 percent of the cash will be used to retire certain minority partnership interests in order to ensure that the combined company maintains its qualification as a REIT.

In addition to the equity consideration due at the closing of the transaction, there are two major performance-based earn-outs, which incentivize future action and performance.

The first earn-out, which can potentially be valued at 5 million additional OP Units, will be earned if a liquidity event for PECO ONE is achieved.

The second earn-out, which can potentially be valued at 8 million additional OP Units, can be earned based on achievement of certain fundraising targets for PECO THREE, which we believe will be assisted, to a degree, by a successful liquidity event.

Post transaction, company management will own 18 million units of the combined company, before any earn-outs, and will be PECO ONE’s largest equity holder. Once the transaction closes, management will be subject to a significant lock-up period.

As you can see, this equity-based consideration aligns management with stockholders and preserves capital for future investments.

Although a stockholder vote is not required for this transaction, we do intend to receive stockholder approval before proceeding with the transaction. It is our goal to provide our investors with the appropriate approval opportunity and transparency around this transaction. As such, more information will be provided to you via a definitive proxy statement which we expect to be mailed to you, as well as filed with the SEC, during July.

The board of directors of the company has recommended that you to vote in favor of the transaction and believe it is in the best interest of the company.

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Now, let’s turn to SLIDE 10, As I touched on earlier, one of the main benefits to this transaction is that it is expected to be immediately accretive to earnings. Again, we expect an accretion of 8 to 10 percent for pro forma F-F-O per share for the first quarter of 2017 compared to standalone PECO ONE for the same period.

Our estimated pro forma dividend coverage is expected to exceed 100 percent on an F-F-O to total dividends basis, which is up from 92 percent for standalone PECO I for the first quarter of 2017.

Upon the closing of the transaction, we expect there to be 183.3 million equity shares of PECO ONE common stock and 45.2 million PELP-Owned, PECO ONE O-P Units outstanding. Both the common stock and the O-P Units are valued at $10.20 per share.

PECO ONE stockholders are expected to own 80.2 percent of the combined company, and PELP stockholders are expected to own 19.8 percent of the combined company.

Additionally, the combined company will have a total debt of $1.6 billion, which includes PECO ONE’s $1.1 billion of debt, and PELP’s $501 million of debt which will be assumed and or refinanced in this transaction.

This will result in a company with a total enterprise value of approximately $4.0 billion.

We anticipate our leverage on a Debt to Total Enterprise Value basis, will be approximately 41.2 percent, which is a figure we are comfortable with.

Of the outstanding debt, 87 percent will be fixed rate debt, and 13 percent will be floating rate debt. The weighted average interested rate will fall between 3.45 percent and 3.65 percent with a weighted average term that includes options of 4.8 to 5.3 years.

Now, I would like to provide you some details on the real estate which we are acquiring from PELP on SLIDE 11.

PECO ONE is acquiring 76 retail shopping centers, in 25 states, which total 8.7 million square feet. These shopping centers are highly complementary to the shopping centers that we own in PECO ONE, as they have a similar anchor lineup, a high level of exposure to national and regional tenants, and a preference for necessity based service providers, like grocers. These properties have demonstrated a stable, growing cash flow profile over the company’s history.

Further, PELP and PECO ONE share four out of five top grocers by ABR – these include Kroger, Safeway/Albertsons, Ahold Delhaize, and Giant Eagle.

The resulting company’s G-L-A profile will be over 44 percent grocery anchored, and its overall portfolio will benefit from a strong mix of national and regional tenants.

As we have mentioned, the resulting combined company is expected to see an estimated increase in its pro forma F-F-O per share of approximately 8 to 10 percent for the first quarter of 2017 compared to standalone PECO ONE for the same period.

Turning to SLIDE 12, PELP has a total of $4.8B of real estate assets under management, as of December 31, 2016.

These assets generate regular fees for PELP, which totaled approximately $71 million for 2016. This consistent asset management fee stream is generated from our non-traded REITs and Necessity Retail Partners, a value-added joint venture between Phillips Edison Grocery Center REIT Two and TPG Real Estate.

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Further, PELP has sponsored 11 third party funds since 2000 which have raised over $3.8 billion of equity capital from a variety of sources including high net worth investors, institutional investors and public non-traded REITs.

The chart below illustrates the growth in both PELP’s total real estate assets under management as well as its fee stream. Back in 2008, PELP had approximately $839 million of assets under management, and generated annual fee income of approximately $14 million. Since then, PELP has grown significantly, and now has approximately $4.8 billion of assets and generates annual fee income of over $71 million.

SLIDE 13 provides a quick snapshot of the pro forma real estate portfolio. The combined company will own a high-quality, nationally-diversified portfolio of 230 shopping centers located in 32 states totaling over 25.5 million square feet. These properties have a leased occupancy of 93.9 percent and generate 78 percent of their A-B-R from Grocers, National tenants, and Regional tenants.

Additionally, the top three anchor tenants of the combined company are all grocers – Kroger, Publix, and Albertsons – Safeway. These three tenants combine for approximately 18 percent of our total A-B-R and account for 106 stores.

Turning to SLIDE 14, for the next step in this transaction a proxy statement will be mailed to you, which we expect to occur in July. This statement will include detailed pro forma financials on the combined company, as well as the proxy, which will allow you to submit your vote to approve this transaction. Assuming we get approval and receive the necessary debt consents during September, the transaction is expected to close during the fourth quarter of 2017.

Turning to SLIDE 15, in summary, we believe the strategic acquisition of PELP will create the largest internally-managed, grocery-anchored shopping center REIT.

This transaction includes a number of benefits which are as follows:

•	It is expected to be immediately accretive to F-F-O per share and is expected to improve our dividend coverage

•	It will strengthen our balance sheet and increase our future earnings growth potential

•	Cost synergies will be realized through our internal management structure; and

•	It will improve our valuation potential with our increased earnings, larger scale and internalized manager

Now, on SLIDE 16

•	The transaction does not have internalization fees, meaning that no fees will be paid in respect of ongoing management advisory services provided by PELP to PECO ONE

•	The asset management fees will provide consistent, predictable income through market cycles

•	Equity-based transaction enhances REIT I’s capital position and better aligns management with the shareholders

•	Management will own over 18 million shares of the combined company excluding the earn-out and will be the biggest shareholder of REIT ONE; and

•	And our managed portfolios provide an embedded acquisition pipeline with increased opportunities for growth

Turning to SLIDE 17, our goal is to provide liquidity to our stockholders, and we believe this transaction is a major step toward that event. We remain one of the only public REITs that has an exclusive focus on grocery-anchored shopping centers, which we believe is the most attractive space in shopping center real estate. The transaction clearly reflects that our integrated veteran management team is vested in the success of PECO ONE. This is a very positive step toward a liquidity event for PECO I stockholders.

And as a reminder, it remains our intention to begin the process of achieving a Liquidity Event not later than three to five years after the termination of our primary offering, which was in February 2014.

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We encourage you to read the press release that was issued today, as well as the related S-E-C filings, which are both available on our website, grocery center REIT numeral 1 .com.

If you have further questions, we encourage you to reach out to our investor relations team by emailing INVESTORRELATIONS@PHILLIPSEDISON .COM or calling the phone number on SLIDE 18.

Thank you very much for joining us on today’s webinar – this concludes our presentation.

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